Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Completes Purchase of Interflora Holdings Limited

DOWNERS GROVE, IL. – Monday, July 31st, 2006 – FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced that it has completed the acquisition of Interflora Holdings Limited, a U.K. based leading provider of floral-related products and services to consumers and retail floral locations in the U.K. The acquisition, first announced on July 7th, 2006, was made for a purchase price of £66 million, or approximately $122 million, excluding transaction costs.

Interflora is a globally recognized brand and utilizes the same Mercury Man logo as FTD.  Similar to the business model of FTD, Interflora provides various products and services to its 1,800 member florists, and also markets flowers direct to consumers in the U.K. through both a toll-free telephone number and the Web at www.interflora.co.uk. Founded in 1923 and previously operated as an unincorporated association, Interflora incorporated in February 2005 and began running as a “for-profit” organization.

The Company also refinanced its existing bank debt in connection with the acquisition and entered into a new senior secured credit facility consisting of a $150 million term loan and a $75 million revolving credit facility. The proceeds from the new facility were used to finance the acquisition and repay the existing term loan. As a result, the Company currently has approximately $345 million of outstanding indebtedness.

“We are pleased to have Interflora as part of the FTD family and are excited about working with the management team to expand our platform and establish ourselves in the European marketplace,” stated Michael Soenen, Chief Executive Officer of FTD.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada and the U.K. Our business is supported by the highly recognized FTD and Interflora brands. Both brands

3113 Woodcreek Drive • Downers Grove, IL  60515
Main Phone: (630) 719-7800 • www.FTD.COM

utilize the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. Our consumer businesses operate primarily through the www.FTD.COM Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by our florist business which provides products and services to our independent florist network.

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